Exhibit 10.15

CONFIDENTIAL TREATMENT
REQUESTED PURSUANT TO RULE 24b-2

Certain portions of this exhibit have been omitted pursuant to a request for confidential treatment under Rule 24b-2 under the Securities Exchange Act of 1934. The omitted materials have been filed separately with the Securities and Exchange Commission.

September 15, 2008

Electronic Mail & Overnight Delivery:

Mr. Steven F. Santo
Chief Executive Officer
Avantair. Inc.
27 Wright Way
Fairfield, NJ 07004

Re:
Amendment of (1) Aircraft Purchase Agreement Dated November 11, 2005 for the purchase of 36 P-l 80 Avanti II aircraft (the “2005 Agreement”‘) between Piaggio America, Inc. (“Piaggio”“) and Avantair, Inc. (“Avantair”) and (2) Aircraft Purchase Agreement dated September 24, 2007 for the purchase of 22 P-180 Avanti II aircraft (the “2007 Agreement”) between Piaggio and Avantair.

Dear Mr. Santo:

This letter (the “Amendment”) sets forth the terms and provisions of the agreement between Piaggio and Avantair to amend the 2005 Agreement and the 2007 Agreement referenced above (together, the “Existing Agreements”).  Piaggio and Avantair hereby agree to amend the Existing Agreements as follows:

1.	Deferral of Aircraft Under the Existing Agreements.

a.
Avantair may defer delivery of a total of up to [***] ([***]) aircraft scheduled to be delivered in any two consecutive calendar quarters under the Existing Agreements by giving Piaggio written notice of deferral no less than three (3) months prior to the first day of the scheduled calendar quarter for delivery for the deferred aircraft under the pertinent Existing Agreement.

b.
Piaggio, in its sole and absolute discretion, may approve additional requests for deferral in any six month period, and any such additional deferral shall be subject to the terms and provisions of this Amendment.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

c.
Avantair’s purchase of any aircraft under the 2005 Agreement that is deferred as provided in this Amendment will become subject to the terms and conditions of the 2007 Agreement instead of the 2005 Agreement and will be delivered after the last aircraft subject to the 2007 Agreement is delivered.  In addition, a $ [***] deferral fee (not subject to any escalation) will be added to the payment due at final delivery for any aircraft that was scheduled for delivery beginning in Ql 2010 and thereafter.  Aircraft deferred under the 2005 Agreement will be in addition to, and not in substitute for, aircraft to be delivered under the 2007 Agreement (i.e. this Amendment does not alter the total number of aircraft subject to the Existing Agreements as amended hereby except to the extent Piaggio sells an aircraft subject to either Existing Agreement to a third party as contemplated in Section 2 below).  The new Scheduled Delivery Date for any aircraft deferred under this agreement will be determined by Piaggio based on aircraft availability.

2.	Avantair’s Failure to Timely Pay Balance Due for Tendered Aircraft.

a.
In addition to the remedies available to Piaggio under the Existing Agreements and without limiting such existing remedies in any way, if Piaggio tenders a conforming aircraft for delivery under either Existing Agreement and Avantair fails to pay the balance of the purchase price for that aircraft in full within three business days of such lender, then Piaggio shall have the option for twenty (20) days after the end of such three business day period to elect, in its sole discretion, by written notice to Avantair to (i) terminate its obligation under the pertinent.   Existing Agreement to sell and deliver that aircraft to Avantair and (ii) sell the aircraft to any third party.  In the event of any such sale to a third party, Piaggio will promptly return to Avantair all amounts previously paid by Avantair to Piaggio with respect to that aircraft and Avantair and Piaggio shall thenceforth be released from all further obligations to each ether with respect to that aircraft.  If Piaggio does not elect to exercise its rights under this paragraph 2(a) with respect to that aircraft, it may exercise any other rights available to it under the Existing Agreements with respect to that aircraft.

b.
If that aircraft is still available for sale when Avantair has sufficient funds to pay for that aircraft, then Piaggio, at its sole discretion, may elect to sell the aircraft to Avantair, in which case Avantair shall pay the balance of the purchase price for that aircraft in full plus an additional late payment fee of $[***] per day (calculated from and including the date of original tender for delivery to and including the actual delivery date), and the purchase and sale of that aircraft shall otherwise remain subject to the terms and provisions of the pertinent Existing Agreement.

3.	Except as set forth above in this Amendment, the Existing Agreements remain in full force and effect and unamended hereby.

By signing one copy of this letter and returning it to the undersigned, Avantair agrees to the terms and provisions of this Amendment as set forth above.

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.

Sincerely,

PIAGGIO AMERICA, INC.

By:	/s/ Eric P. Hinson
Eric P. Hinson, Chief Executive Officer

Agreed and accepted:

AVANTAIR, INC.

By:	/s/ Steven F. Santo
Steven F. Santo, Chief Executive Officer

[***] Confidential information has been omitted and filed separately with the Securities and Exchange Commission pursuant to a confidential treatment request.